As filed with the Securities and Exchange Commission on February 24, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLACKBOXSTOCKS INC.

(Exact name of registrant as specified in its charter)

Nevada	7371	45-3598066
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Blackboxstocks Inc.

5430 LBJ Freeway, Suite 1485

Dallas, Texas 75240

(972) 726-9203

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gust Kepler

President and Chief Executive Officer

5430 LBJ Freeway, Suite 1485

Dallas, Texas 75240

(972) 726-9203

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq. Alla Digilova, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 918-8989	Leonard Sternheim President and Chief Executive Officer REalloys Inc. 7280 W. Palmeto Park Rd. Suite 302N Boca Raton, FL 33433	Jeffrey M. McPhaul, Esq. Winstead PC 2728 N. Harwood Street, Suite 500 Dallas, Texas 75201 (214) 745-5400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-286507

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an ☐ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

This registration statement will become effective automatically upon filing with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This registration statement is being filed with the Securities and Exchange Commission pursuant to General Instruction K of Form S-4 and Rule 462(b) of the Securities Act of 1933, as amended, for the sole purpose of registering an additional 7,000,000 shares of common stock, $0.001 par value per share (“Blackboxstocks common stock”), of Blackboxstocks Inc. (“Blackboxstocks”) for issuance in connection with the merger of REalloys Inc. (“REalloys”) with and into RABLBX Merger Sub, Inc., a wholly owned subsidiary of the registrant (“Merger Sub”), with REalloys continuing as the surviving corporation. Blackboxstocks has previously registered 54,772,915 shares of Blackboxstocks common stock by means of a currently effective registration statement on Form S-4 (Registration No. 333-286507). The number of shares originally registered represented the maximum number of shares of Blackboxstocks common stock estimated to be issuable in connection with the merger, based on the number of shares of common stock outstanding, as of January 14, 2026, and the exchange of shares of REalloys common stock for Blackboxstocks common stock pursuant to an assumed exchange ratio of 0.3694. The number of shares of Blackboxstocks common stock issuable upon the completion of the merger is now estimated to be higher than originally anticipated due to a higher exchange ratio calculated pursuant to the terms of that certain Agreement and Plan of Merger, dated as of March 10, 2025, as amended. Thus, Blackboxstocks is registering an additional 7,000,000 shares of Blackboxstocks common stock.

INCORPORATION OF DOCUMENTS BY REFERENCE

This registration statement incorporates by reference the contents of the Registration Statement on Form S-4 (Registration No. 333-286507), including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents required to be filed with this Registration Statement are listed on the Index to Exhibits attached to and filed with this registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Exhibit Description
5.1	Legal Opinion of Winstead PC.
8.1	Legal Opinion of Winstead PC regarding tax matters.
23.1	Consent of Winstead PC (included in Exhibit 5.1).
23.2	Consent of Victor Mokuolu CPA PLLC, independent registered public accounting firm to Blackboxstocks Inc.
23.3	Consent of Turner, Stone & Company, L.L.P., independent registered public accounting firm to Blackboxstocks Inc.
23.4	Consent of Stephano Slack LLC, independent registered public accounting firm of REalloys Inc.
23.5	Consent of William J. Lewis, P.Geo. of Micon International Limited.
24.1*	Powers of Attorney of Registrant’s Board of Directors (incorporated by reference to the signature pages of the Registration Statement on Form S-4 filed on April 14, 2025)
107	Filing Fee Table

*	Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on February 24, 2026.

BLACBOXSTOCKS INC.

By:	/s/ Gust Kepler
Name:	Gust Kepler
Title:	President and Chief Executive Officer

Signature	Title	Date

/s/ Gust Kepler	Chief Executive Officer and Chairman of the Board	February 24, 2026
Gust Kepler	(Principal Executive Officer)

*	Chief Financial Officer	February 24, 2026
Robert Winspear	(Principal Financial Officer)

*	Director	February 24, 2026
Keller Reid

*
Dalya Sulaiman	Director	February 24, 2026

*
Grant Evans	Director	February 24, 2026

By:	/s/ Gust Kepler
Attorney-in-fact

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